Exhibit 99.1

Company Press Release

Monday April 25, 2005

Advant-e Corporation Announces Promotion of James Lesch to CFO and Appointment to Board of Directors

DAYTON, Ohio, Monday April 25, 2005 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced that James E. Lesch was promoted to Chief Financial Officer and was appointed to the Company’s Board of Directors. In his new position as CFO Mr. Lesch will be responsible for financial reporting, internal accounting controls, financial planning, budgeting, and human relations.

Mr. Lesch joined Edict Systems, the wholly owned and sole operating subsidiary of Advant-e, in 1997 with over 25 years of business experience in accounting and finance. Mr. Lesch has been previously employed as a Certified Public Accountant with Deloitte & Touche, a Controller for a publicly owned construction and development company, and as a financial and accounting manager with several other public and privately owned companies. Mr. Lesch also served as an accounting instructor at the Mansfield campus of The Ohio State University.

Commenting on the promotion of Mr. Lesch, Jason Wadzinski, CEO of Advant-e stated, “Jim has been a key member of our management team since he joined Edict Systems 1997. When we became a public company, Jim’s experience as an auditor and his positions with other public companies allowed us to make the transition to being public relatively easy. Jim has been a valuable member of the Edict management team and is an outstanding choice as CFO of Advant-e and as a member of our board.”

Mr. Lesch holds an MBA degree from Ohio State University and a BS degree from Bowling Green State University.

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Electronic Business Transaction Network, and within specific vertical industries via web-based solutions including www.GroceryEC.com, www.RetailEC.com, www.CPGSupplier.com, www.MfgEC.com, and www.WebEDI.com. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.